CONDITIONS OF SALE • BUYING AT CHRISTIE'S

CONDITIONS OF SALE

These Conditions of Sale and the Important Notices and Explanation of Cataloguing Practice set out the terms on which we offer the **lots** listed in this catalogue for sale. By registering to bid and/or by bidding at auction you agree to these terms, so you should read them carefully before doing so. You will find a glossary at the end explaining the meaning of the words and expressions coloured in **bold**.

Unless we own a **lot** (Δ symbol), Christie's acts as agent for the seller.

A BEFORE THE SALE

1 DESCRIPTION OF LOTS

(a) Certain words used in the catalogue description have special meanings. You can find details of these on the page headed 'Important Notices and Explanation of Cataloguing Practice' which forms part of these terms. You can find a key to the Symbols found next to certain catalogue entries under the section of the catalogue called 'Symbols Used in this Catalogue'.

(b) Our description of any **lot** in the catalogue, any **condition** report and any other statement made by us (whether orally or in writing) about any lot, including about its nature or **condition**, artist, period, materials, approximate dimensions or **provenance** are our opinion and not to be relied upon as a statement of fact. We do not carry out in-depth research of the sort carried out by professional historians and scholars. All dimensions and weights are approximate only.

2 OUR RESPONSIBILITY FOR OUR DESCRIPTION OF LOTS

We do not provide any guarantee in relation to the nature of a **lot** apart from our **authenticity warranty** contained in paragraph E2 and to the extent provided in paragraph I below.

3 CONDITION

(a) The **condition** of **lots** sold in our auctions can vary widely due to factors such as age, previous damage, restoration, repair and wear and tear. Their nature means that they will rarely be in perfect **condition**. **Lots** are sold 'as is', in the **condition** they are in at the time of the sale, without any representation or warranty or assumption of liability of any kind as to condition by Christie's or by the seller.

(b) Any reference to **condition** in a catalogue entry or in a **condition** report will not amount to a full description of **condition**, and images may not show a **lot** clearly. Colours and shades may look different in print or on screen to how they look on physical inspection. **Condition** reports may be available to help you evaluate the **condition** of a **lot**. **Condition** reports are provided free of charge as a convenience to our buyers and are for guidance only. They offer our opinion but they may not refer to all faults, inherent defects, restoration, alteration or adaptation because our staff are not professional restorers or conservators. For that reason they are not an alternative to examining a **lot** in person or taking your own professional advice. It is your responsibility to ensure that you have requested, received and considered any **condition** report.

4 VIEWING LOTS PRE-AUCTION

(a) If you are planning to bid on a **lot**, you should inspect it personally or through a knowledgeable representative before you make a bid to make sure that you accept the description and its **condition**. We recommend you get your own advice from a restorer or other professional adviser.

(b) Pre-auction viewings are open to the public free of charge. Our specialists may be available to answer questions at pre-auction viewings or by appointment.

5 ESTIMATES

Estimates are based on the **condition**, rarity, quality and **provenance** of the **lots** and on prices recently paid at auction for similar property. **Estimates** can change. Neither you, nor anyone else, may rely on any **estimates** as a prediction or guarantee of the actual selling price of **a lot** or its value for any other purpose. **Estimates** do not include the **buyer's premium** or any applicable taxes.

6 WITHDRAWAL

Christie's may, at its option, withdraw any **lot** at any time prior to or during the sale of the **lot**. Christie's has no liability to you for any decision to withdraw.

7 JEWELLERY

(a) Coloured gemstones (such as rubies, sapphires and emeralds) may have been treated to improve their look, through methods such as heating and oiling. These methods are accepted by the international jewellery trade but may make the gemstone less strong and/or require special care over time.

(b) All types of gemstones may have been improved by some method. You may request a gemmological report for any item which does not have a report if the request is made to us at least three weeks before the date of the auction and you pay the fee for the report.

(c) We do not obtain a gemmological report for every gemstone sold in our auctions. Where we do get gemmological reports from internationally accepted gemmological laboratories, such reports will be described in the catalogue. Reports from American gemmological laboratories will describe any improvement or treatment to the gemstone. Reports from European gemmological laboratories will describe any improvement or treatment only if we request that they do so, but will confirm when no improvement or treatment has been made. Because of differences in approach and technology, laboratories may not agree whether a particular gemstone has been treated, the amount of treatment or whether treatment is permanent. The gemmological laboratories will only report on the improvements or treatments known to the laboratories at the date of the report.

(d) For jewellery sales, **estimates** are based on the information in any gemmological report or, if no report is available, assume that the gemstones may have been treated or enhanced.

8 WATCHES & CLOCKS

(a) Almost all clocks and watches are repaired in their lifetime and may include parts which are not original. We do not give a **warranty** that any individual component part of any watch or clock is **authentic**. Watchbands described as 'associated' are not part of the original watch and may not be **authentic**. Clocks may be sold without pendulums, weights or keys.

(b) As collectors' watches and clocks often have very fine and complex mechanisms, a general service, change of battery or further repair work may be necessary, for which you are responsible. We do not give a **warranty** that any watch or clock is in good working order. Certificates are not available unless described in the catalogue.

(c) Most watches have been opened to find out the type and quality of movement. For that reason, watches with water resistant cases may not be waterproof and we recommend you have them checked by a competent watchmaker before use.

Important information about the sale, transport and shipping of watches and watchbands can be found in paragraph H2(g).

B REGISTERING TO BID

1 NEW BIDDERS

(a) If this is your first time bidding at Christie's or you are a returning bidder who has not bought anything from any of our salerooms within the last two years you must register at least 48 hours before an auction to give us enough time to process and approve your registration. We may, at our option, decline to permit you to register as a bidder. You will be asked for the following:

(i) for individuals: Photo identification (driving licence, national identity card or passport) and, if not shown on the ID document, proof of your current address (for example, a current utility bill or bank statement).

(ii) for corporate clients: Your Certificate of Incorporation or equivalent document(s) showing your name and registered address together with documentary proof of directors and beneficial owners; and

(iii) for trusts, partnerships, offshore companies and other business structures, please contact us in advance to discuss our requirements.

(b) We may also ask you to give us a financial reference and/or a deposit as a condition of allowing you to bid. For help, please contact our Credit Department on +44 (0)20 7839 9060.

2 RETURNING BIDDERS

We may at our option ask you for current identification as described in paragraph B1(a) above, a financial reference or a deposit as a condition of allowing you to bid. If you have not bought anything from any of our salerooms in the last two years or if you want to spend more than on previous occasions, please contact our Credit Department on +44 (0)20 7839 9060.

3 IF YOU FAIL TO PROVIDE THE RIGHT DOCUMENTS

If in our opinion you do not satisfy our bidder identification and registration procedures including, but not limited to completing any anti-money laundering and/or anti-terrorism financing checks we may require to our satisfaction, we may refuse to register you to bid, and if you make a successful bid, we may cancel the contract for sale between you and the seller.

4 BIDDING ON BEHALF OF ANOTHER PERSON

(a) **As authorised bidder**. If you are bidding on behalf of another person, that person will need to complete the registration requirements above before you can bid, and supply a signed letter authorising you to bid for him/her.

(b) **As agent for an undisclosed principal:** If you are bidding as an agent for an undisclosed principal (the ultimate buyer(s)), you accept personal liability to pay the **purchase price** and all other sums due, unless it has been agreed in writing with Christie's before commencement of the auction that the bidder is acting as an agent on behalf of a named third party acceptable to Christie's and that Christie's will only seek payment from the named third party.

5 BIDDING IN PERSON

If you wish to bid in the saleroom you must register for a numbered bidding paddle at least 30 minutes before the auction. You may register online at **www.christies.com** or in person. For help, please contact the Credit Department on +44 (0)20 7839 9060.

6 BIDDING SERVICES

The bidding services described below are a free service offered as a convenience to our clients and Christie's is not responsible for any error (human or otherwise), omission or breakdown in providing these services.

(a) Phone Bids

Your request for this service must be made no later than 24 hours prior to the auction. We will accept bids by telephone for lots only if our staff are available to take the bids. If you need to bid in a language other than in English, you must arrange this well before the auction. We may record telephone bids. By bidding on the telephone, you are agreeing to us recording your conversations. You also agree that your telephone bids are governed by these Conditions of Sale.

(b) Internet Bids on Christie's Live™

For certain auctions we will accept bids over the Internet. For more information, please visit **https://www.christies.com/buying-services/buying-guide/register-and-bid/** As well as these Conditions of Sale, internet bids are governed by the Christie's LIVE™ Terms of Use which are available on is **https://www.christies.com/LiveBidding/OnlineTermsOfUse**.

(c) Written Bids

You can find a Written Bid Form at the back of our catalogues, at any Christie's office or by choosing the sale and viewing the **lots** online at **www.christies.com**. We must receive your completed Written Bid Form at least 24 hours before the auction. Bids must be placed in the currency of the saleroom. The **auctioneer** will take reasonable steps to carry out written bids at the lowest possible price, taking into account the **reserve**. If you make a written bid on a **lot** which does not have a **reserve** and there is no higher bid than yours, we will bid on your behalf at around 50% of the **low estimate** or, if lower, the amount of your bid. If we receive written bids on a **lot** for identical amounts, and at the auction these are the highest bids on the **lot**, we will sell the **lot** to the bidder whose written bid we received first.

C CONDUCTING THE SALE

1 WHO CAN ENTER THE AUCTION

We may, at our option, refuse admission to our premises or decline to permit participation in any auction or to reject any bid.

2 RESERVES

Unless otherwise indicated, all lots are subject to a **reserve**. We identify **lots** that are offered without **reserve** with the symbol • next to the **lot** number. The reserve cannot be more than the **lot's low estimate**.

3 AUCTIONEER'S DISCRETION

The **auctioneer** can at his sole option:

(a) refuse any bid;

(b) move the bidding backwards or forwards in any way he or she may decide, or change the order of the **lots**;

(c) withdraw any **lot**;

(d) divide any **lot** or combine any two or more **lots**;

(e) reopen or continue the bidding even after the hammer has fallen; and

(f) in the case of error or dispute related to bidding and whether during or after the auction, to continue the bidding, determine the successful bidder, cancel the sale of the **lot**, or reoffer and resell any **lot**. If you believe that the **auctioneer** has accepted the successful bid in error, you must provide a written notice detailing your claim within 3 business days of the date of the auction. The **auctioneer** will consider such claim in good faith. If the **auctioneer**, in the exercise of his or her discretion under this paragraph, decides after the auction is complete, to cancel the sale of a **lot**, or reoffer and resell **a lot**, he or she will notify the successful bidder no later than by the end of the 7th calendar day following the date of the auction. The **auctioneer's** decision in exercise of this discretion is final. This paragraph does not in any way prejudice Christie's ability to cancel the sale of a **lot** under any other applicable provision of these Conditions of Sale, including the rights of cancellation set forth in section B(3), E(2)(i), F(4) and J(1).

4 BIDDING

The **auctioneer** accepts bids from:

(a) bidders in the saleroom;

(b) telephone bidders, and internet bidders through 'Christie's LIVE™ (as shown above in Section B6); and

(c) written bids (also known as absentee bids or commission bids) left with us by a bidder before the auction.

5 BIDDING ON BEHALF OF THE SELLER

The **auctioneer** may, at his or her sole option, bid on behalf of the seller up to but not including the amount of the **reserve** either by making consecutive bids or by making bids in response to other bidders. The **auctioneer** will not identify these as bids made on behalf of the seller and will not make any bid on behalf of the seller at or above the **reserve**. If **lots** are offered without **reserve**, the **auctioneer** will generally decide to open the bidding at 50% of the **low estimate** for the **lot**. If no bid is made at that level, the **auctioneer** may decide to go backwards at his or her sole option until a bid is made, and then continue up from that amount. In the event that there are no bids on a **lot**, the **auctioneer** may deem such **lot** unsold.

6 BID INCREMENTS

Bidding generally starts below the **low estimate** and increases in steps (bid increments). The **auctioneer** will decide at his or her sole option where the bidding should start and the bid increments. The usual bid increments are shown for guidance only on the Written Bid Form at the back of this catalogue.

7 CURRENCY CONVERTER

The saleroom video screens (and Christies LIVE™) may show bids in some other major currencies as well as sterling. Any conversion is for guidance only and we cannot be bound by any rate of exchange used. Christie's is not responsible for any error (human or otherwise), omission or breakdown in providing these services.

8 SUCCESSFUL BIDS

Unless the **auctioneer** decides to use his or her discretion as set out in paragraph C3 above, when the **auctioneer's** hammer strikes, we have accepted the last bid. This means a contract for sale has been formed between the seller and the successful bidder. We will issue an invoice only to the registered bidder who made the successful bid. While we send out invoices by post and/or email after the auction, we do not accept responsibility for telling you whether or not your bid was successful. If you have bid by written bid, you should contact us by telephone or in person as soon as possible after the auction to get details of the outcome of your bid to avoid having to pay unnecessary storage charges.

9 LOCAL BIDDING LAWS

You agree that when bidding in any of our sales that you will strictly comply with all local laws and regulations in force at the time of the sale for the relevant sale site.

D THE BUYER'S PREMIUM, TAXES AND ARTIST'S RESALE ROYALTY

1 THE BUYER'S PREMIUM

In addition to the **hammer price**, the successful bidder agrees to pay us a **buyer's premium** on the **hammer price** of each **lot** sold. On all **lots** we charge 25% of the **hammer price** up to and including £225,000, 20% on that part of the **hammer price** over £225,000 and up to and including £3,000,000, and 13.5% of that part of the **hammer price** above £3,000,000. VAT will be added to the **buyer's premium** and is payable by you. The VAT may not be shown separately on our invoice because of tax laws. You may be eligible to have a VAT refund in certain circumstances if the **lot** is exported. Please see the **"VAT refunds: what can I reclaim?"** section of **'VAT Symbols and Explanation'** for further information.

2 TAXES

The successful bidder is responsible for all applicable tax including any VAT, sales or compensating use tax or equivalent tax wherever such taxes may arise on the **hammer price** and the **buyer's premium**. VAT charges and refunds depend on the particular circumstances of the buyer. It is the buyer's responsibility to ascertain and pay all taxes due. VAT is payable on the **buyer's premium** and, for some lots, VAT is payable on the **hammer price**. EU and UK VAT rules will apply on the date of the sale.

Brexit: If the UK withdraws from the EU without an agreed transition deal relating to the import or export of **property**, then UK VAT rules only will apply. If your purchased **lot** has not been shipped before the UK withdraws from the EU, your invoiced VAT position may retrospectively change and additional import tariffs may be due on your purchase if imported into the EU. Further information can be found in the '**VAT Symbols and Explanation**' section of our catalogue.

For **lots** Christie's ships to the United States, sales or use tax may be due on the **hammer price**, **buyer's premium** and/or any other charges related to the **lot**, regardless of the nationality or citizenship of the purchaser. Christie's will collect sales tax where legally required. The applicable sales tax rate will be determined based upon the state, county, or locale to which the **lot** will be shipped. Successful bidders claiming an exemption from sales tax must provide appropriate documentation to Christie's prior to the release of the **lot**. For shipments to those states for which Christie's is not required to collect sales tax, a successful bidder may be required to remit use tax to that state's taxing authorities. Christie's recommends you obtain your own independent tax advice with further questions.

3 ARTIST'S RESALE ROYALTY

In certain countries, local laws entitle the artist or the artist's estate to a royalty known as 'artist's resale right' when any **lot** created by the artist is sold. We identify these **lots** with the symbol λ next to the **lot** number. If these laws apply to a **lot**, you must pay us an extra amount equal to the royalty. We will pay the royalty to the appropriate authority on the seller's behalf.

The artist's resale royalty applies if the **hammer price** of the **lot** is 1,000 euro or more. The total royalty for any **lot** cannot be more than 12,500 euro. We work out the amount owed as follows:

Royalty for the portion of the **hammer price**
(in euros)

4% up to 50,000

3% between 50,000.01 and 200,000

1% between 200,000.01 and 350,000

0.50% between 350,000.01 and 500,000

over 500,000, the lower of 0.25% and 12,500 euro.

We will work out the artist's resale royalty using the euro to sterling rate of exchange of the European Central Bank on the day of the auction.

E WARRANTIES

1 SELLER'S WARRANTIES

For each **lot**, the seller gives a **warranty** that the seller:

(a) is the owner of the **lot** or a joint owner of the **lot** acting with the permission of the other co-owners or, if the seller is not the owner or a joint owner of the **lot**, has the permission of the owner to sell the **lot**, or the right to do so in law; and

(b) has the right to transfer ownership of the **lot** to the buyer without any restrictions or claims by anyone else.

If either of the above **warranties** are incorrect, the seller shall not have to pay more than the **purchase price** (as defined in paragraph F1(a) below) paid by you to us. The seller will not be responsible to you for any reason for loss of profits or business, expected savings, loss of opportunity or interest, costs, damages, **other damages** or expenses. The seller gives no **warranty** in relation to any **lot** other than as set out above and, as far as the seller is allowed by law, all **warranties** from the seller to you, and all other obligations upon the seller which may be added to this agreement by law, are excluded.

2 OUR AUTHENTICITY WARRANTY

We warrant, subject to the terms below, that the **lots** in our sales are authentic (our '**authenticity warranty**'). If, within five years of the date of the auction, you give notice to us that your **lot** is not **authentic**, subject to the terms below, we will refund the **purchase price** paid by you. The meaning of **authentic** can be found in the glossary at the end of these Conditions of Sale. The terms of the **authenticity warranty** are as follows:

(a) It will be honoured for claims notified within a period of five years from the date of the auction. After such time, we will not be obligated to honour the **authenticity warranty**.

(b) It is given only for information shown in **UPPERCASE type** in the first line of the **catalogue description** (the '**Heading**'). It does not apply to any information other than in the **Heading** even if shown in **UPPERCASE type**.

(c) The **authenticity warranty** does not apply to any **Heading** or part of a **Heading** which is **qualified**. **Qualified** means limited by a clarification in a **lot's catalogue description** or by the use in a **Heading** of one of the terms listed in the section titled **Qualified Headings** on the page of the catalogue headed 'Important Notices and Explanation of Cataloguing Practice'. For example, use of the term 'ATTRIBUTED TO…' in a **Heading** means that the **lot** is in Christie's opinion probably a work by the named artist but no **warranty** is provided that the **lot** is the work of the named artist. Please read the full list of **Qualified Headings** and a **lot's** full **catalogue description** before bidding.

(d) The **authenticity warranty** applies to the **Heading** as amended by any **Saleroom Notice**.

(e) The **authenticity warranty** does not apply where scholarship has developed since the auction leading to a change in generally accepted opinion. Further, it does not apply if the **Heading** either matched the generally accepted opinion of experts at the date of the sale or drew attention to any conflict of opinion.

(f) The **authenticity warranty** does not apply if the **lot** can only be shown not to be **authentic** by a scientific process which, on the date we published the catalogue, was not available or generally accepted for use, or which was unreasonably expensive or impractical, or which was likely to have damaged the **lot**.

(g) The benefit of the **authenticity warranty** is only available to the original buyer shown on the invoice for the **lot** issued at the time of the sale and only if, on the date of the notice of claim, the original buyer is the full owner of the **lot** and the **lot** is free from any claim, interest or restriction by anyone else. The benefit of this **authenticity warranty** may not be transferred to anyone else.

(h) In order to claim under the **authenticity warranty**, you must:

(i) give us written notice of your claim within five years of the date of the auction. We may require full details and supporting evidence of any such claim;

(ii) at Christie's option, we may require you to provide the written opinions of two recognised experts in the field of the **lot** mutually agreed by you and us in advance confirming that the **lot** is not **authentic**. If we have any doubts, we reserve the right to obtain additional opinions at our expense; and

(iii) return the **lot** at your expense to the saleroom from which you bought it in the **condition** it was in at the time of sale.

(i) Your only right under this **authenticity warranty** is to cancel the sale and receive a refund of the **purchase price** paid by you to us. We will not, in any circumstances, be required to pay you more than the **purchase price** nor will we be liable for any loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, **other damages** or expenses.

(j) **Books.** Where the **lot** is a book, we give an additional **warranty** for 14 days from the date of the sale that if on collation any **lot** is defective in text or illustration, we will refund your **purchase price**, subject to the following terms:

(a) This additional **warranty** does not apply to:

(i) the absence of blanks, half titles, tissue guards or advertisements, damage in respect of bindings, stains, spotting, marginal tears or other defects not affecting completeness of the text or illustration;

(ii) drawings, autographs, letters or manuscripts, signed photographs, music, atlases, maps or periodicals;

(iii) books not identified by title;

(iv) **lots** sold without a printed **estimate**;

(v) books which are described in the catalogue as sold not subject to return; or

(vi) defects stated in any **condition** report or announced at the time of sale.

(b) To make a claim under this paragraph you must give written details of the defect and return the **lot** to the sale room at which you bought it in the same **condition** as at the time of sale, within 14 days of the date of the sale.

(k) **South East Asian Modern and Contemporary Art and Chinese Calligraphy and Painting.**

In these categories, the **authenticity warranty** does not apply because current scholarship does not permit the making of definitive statements. Christie's does, however, agree to cancel a sale in either of these two categories of art where it has been proven the **lot** is a forgery. Christie's will refund to the original buyer the purchase price in accordance with the terms of Christie's authenticity warranty, provided that the original buyer notifies us with full supporting evidence documenting the forgery claim within twelve (12) months of the date of the auction. Such evidence must be satisfactory to us that the lot is a forgery in accordance with paragraph E2(h)(ii) above and the **lot** must be returned to us in accordance with E2h(iii) above. Paragraphs E2(b), (c), (d), (e), (f) and (g) and (i) also apply to a claim under these categories.

3 YOUR WARRANTIES

(a) You **warrant** that the funds used for settlement are not connected with any criminal activity, including tax evasion, and you are neither under investigation, nor have you been charged with or convicted of money laundering, terrorist activities or other crimes.

(b) where you are bidding on behalf of another person, you warrant that:

(i) you have conducted appropriate customer due diligence on the ultimate buyer(s) of the **lot(s)** in accordance with all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence, and you will retain for a period of not less than 5 years the documentation evidencing the due diligence. You will make such documentation promptly available for immediate inspection by an independent third-party auditor upon our written request to do so;

(ii) the arrangements between you and the ultimate buyer(s) in relation to the **lot** or otherwise do not, in whole or in part, facilitate tax crimes;

(iii) you do not know, and have no reason to suspect, that the funds used for settlement are connected with, the proceeds of any criminal activity, including tax evasion, or that the ultimate buyer(s) are under investigation, or have been charged with or convicted of money laundering, terrorist activities or other crimes.

F PAYMENT

1 HOW TO PAY

(a) Immediately following the auction, you must pay the **purchase price** being:

(i) the **hammer price**; and

(ii) the **buyer's premium**; and

(iii) any amounts due under section D3 above; and

(iv) any duties, goods, sales, use, compensating or service tax or VAT.

Payment is due no later than by the end of the seventh calendar day following the date of the auction (the '**due date**').

(b) We will only accept payment from the registered bidder. Once issued, we cannot change the buyer's name on an invoice or re-issue the invoice in a different name. You must pay immediately even if you want to export the **lot** and you need an export licence.

(c) You must pay for **lots** bought at Christie's in the United Kingdom in the currency stated on the invoice in one of the following ways:

(i) Wire transfer

You must make payments to:

Lloyds Bank Plc, City Office, PO Box 217, 72 Lombard Street, London EC3P 3BT. Account number: 00172710, sort code: 30-00-02 Swift code: LOYDGB2LCTY. IBAN (international bank account number): GB81 LOYD 3000 0200 1727 10.

(ii) Credit Card.

We accept most major credit cards subject to certain conditions. You may make payment via credit card in person. You may also make a 'cardholder not present' (CNP) payment by calling Christie's Post-Sale Services Department on +44 (0)20 7752 3200 or for some sales, by logging into your MyChristie's account by going to: www.christies.com/mychristies. Details of the conditions and restrictions applicable to credit card payments are available from our Post-Sale Services Department, whose details are set out in paragraph (e) below.

If you pay for your purchase using a credit card issued outside the region of the sale, depending on the type of credit card and account you hold, the payment may incur a cross-border transaction fee. If you think this may apply to, you, please check with your credit card issuer before making the payment.

Please note that for sales that permit online payment, certain transactions will be ineligible for credit card payment.

(iii) Cash

We accept cash subject to a maximum of £5,000 per buyer per year at our Cashier's Department Department only (subject to conditions).

(iv) Banker's draft

You must make these payable to Christie's and there may be conditions.

(v) Cheque

You must make cheques payable to Christie's. Cheques must be from accounts in pounds sterling from a United Kingdom bank.

(d) You must quote the sale number, lot number(s), your invoice number and Christie's client account number when making a payment. All payments sent by post must be sent to: Christie's, Cashiers Department, 8 King Street, St James's, London, SW1Y 6QT.

(e) For more information please contact our Post-Sale Service Department by phone on +44 (0)20 7752 3200 or fax on +44 (0)20 752 3300.

2. TRANSFERRING OWNERSHIP TO YOU

You will not own the **lot** and ownership of the **lot** will not pass to you until we have received full and clear payment of the **purchase price**, even in circumstances where we have released the **lot** to the buyer.

3 TRANSFERRING RISK TO YOU

The risk in and responsibility for the **lot** will transfer to you from whichever is the earlier of the following:

(a) When you collect the **lot**; or

(b) At the end of the 30th day following the date of the auction or, if earlier, the date the **lot** is taken into care by a third party warehouse as set out on the page headed 'Storage and Collection', unless we have agreed otherwise with you in writing.

4 WHAT HAPPENS IF YOU DO NOT PAY

(a) If you fail to pay us the **purchase price** in full by the **due date**, we will be entitled to do one or more of the following (as well as enforce our rights under paragraph F5 and any other rights or remedies we have by law):

(i) to charge interest from the **due date** at a rate of 5% a year above the UK Lloyds Bank base rate from time to time on the unpaid amount due;

(ii) we can cancel the sale of the **lot**. If we do this, we may sell the **lot** again, publicly or privately on such terms we shall think necessary or appropriate, in which case you must pay us any shortfall between the **purchase price** and the proceeds from the resale. You must also pay all costs, expenses, losses, damages and legal fees we have to pay or may suffer and any shortfall in the seller's commission on the resale;

(iii) we can pay the seller an amount up to the net proceeds payable in respect of the amount bid by your default in which case you acknowledge and understand that Christie's will have all of the rights of the seller to pursue you for such amounts;

(iv) we can hold you legally responsible for the **purchase price** and may begin legal proceedings to recover it together with other losses, interest, legal fees and costs as far as we are allowed by law;

(v) we can take what you owe us from any amounts which we or any company in the **Christie's Group** may owe you (including any deposit or other part-payment which you have paid to us);

(vi) we can, at our option, reveal your identity and contact details to the seller;

(vii) we can reject at any future auction any bids made by or on behalf of the buyer or to obtain a deposit from the buyer before accepting any bids;

(viii) to exercise all the rights and remedies of a person holding security over any property in our possession owned by you, whether by way of pledge, security interest or in any other way as permitted by the law of the place where such property is located. You will be deemed to have granted such security to us and we may retain such property as collateral security for your obligations to us; and

(ix) we can take any other action we see necessary or appropriate.

(b) If you owe money to us or to another **Christie's Group** company, we can use any amount you do pay, including any deposit or other part-payment you have made to us, or which we owe you, to pay off any amount you owe to us or another **Christie's Group** company for any transaction.

(c) If you make payment in full after the **due date**, and we choose to accept such payment we may charge you storage and transport costs from the date that is 30 calendar days following the auction in accordance with paragraphs Gd(i) and (ii). In such circumstances paragraph Gd(iv) shall apply.

5 KEEPING YOUR PROPERTY

If you owe money to us or to another **Christie's Group** company, as well as the rights set out in F4 above, we can use or deal with any of your property we hold or which is held by another **Christie's Group** company in any way we are allowed to by law. We will only release your property to you after you pay us or the relevant **Christie's Group** company in full for what you owe. However, if we choose, we can also sell your property in any way we think appropriate. We will use the proceeds of the sale

against any amounts you owe us and we will pay any amount left from that sale to you. If there is a shortfall, you must pay us any difference between the amount we have received from the sale and the amount you owe us.

G COLLECTION AND STORAGE

(a) You must collect purchased **lots** within thirty days from the auction **(but note that lots will not be released to you until you have made full and clear payment of all amounts due to us)**.

(b) Information on collecting **lots** is set out on the Storage and Collection page and on an information sheet which you can get from the bidder registration staff or Christie's Post-Sale Services Department on +44 (0)20 7752 3200.

(c) If you do not collect any **lot** within thirty days following the auction we can, at our option:

(i) charge you storage costs at the rates set out at www.christies.com/storage.

(ii) move the **lot** to another Christie's location or an affiliate or third party warehouse and charge you transport costs and administration fees for doing so and you will be subject to the third party storage warehouse's standard terms and to pay for their standard fees and costs.

(iii) sell the **lot** in any commercially reasonable way we think appropriate.

(d) The Storage Conditions which can be found at www.christies.com/storage will apply.

H TRANSPORT AND SHIPPING

1 TRANSPORT AND SHIPPING

We will enclose a transport and shipping form with each invoice sent to you. You must make all transport and shipping arrangements. However, we can arrange to pack, transport and ship your property if you ask us to and pay the costs of doing so. We recommend that you ask us for an **estimate**, especially for any large items or items of high value that need professional packing before you bid. We may also suggest other handlers, packers, transporters or experts if you ask us to do so. For more information, please contact Christie's Art Transport on +44 (0)20 7839 9060. See the information set out at **www.christies.com/shipping** or contact us at arttransport_london@christies.com. We will take reasonable care when we are handling, packing, transporting and shipping a **lot**. However, if we recommend another company for any of these purposes, we are not responsible for their acts, failure to act or neglect.

2 EXPORT AND IMPORT

Any lot sold at auction may be affected by laws on exports from the country in which it is sold and the import restrictions of other countries. Many countries require a declaration of export for property leaving the country and/or an import declaration on entry of property into the country. Local laws may prevent you from importing a lot or may prevent you selling a lot in the country you import it into. We will not be obliged to cancel your purchase and refund the **purchase price** if your **lot** may not be exported, imported or it is seized for any reason by a government authority. It is your responsibility to determine and satisfy the requirements of any applicable laws or regulations relating to the export or import of any **lot** you purchase.

(a) You alone are responsible for getting advice about and meeting the requirements of any laws or regulations which apply to exporting or importing any **lot** prior to bidding. If you are refused a licence or there is a delay in getting one, you must still pay us in full for the **lot**. We may be able to help you apply for the appropriate licences if you ask us to and pay our fee for doing so. However, we cannot guarantee that you will get one.

For more information, please contact Christie's Art Transport Department on +44 (0)20 7839 9060. See the information set out at **www.christies.com/shipping** or contact us at arttransport_london@christies.com.

(b) **Lots made of protected species**

Lots made of or including (regardless of the percentage) endangered and other protected species of wildlife are marked with the symbol ~ in the catalogue. This material includes, among other things, ivory, tortoiseshell, crocodile skin, rhinoceros horn, whalebone, certain species of coral, and Brazilian rosewood. You should check the relevant customs laws and regulations before bidding on any **lot** containing wildlife material if you plan to import the **lot** into another country. Several countries refuse to allow you to import property containing these materials, and some other countries require a licence from the relevant regulatory agencies in the countries of exportation as well as importation. In some cases, the **lot** can only be shipped with an independent scientific confirmation of species and/or age and you will need to obtain these at your own cost. If a **lot** contains elephant ivory, or any other wildlife material that could be confused with elephant ivory (for example, mammoth ivory, walrus ivory, helmeted hornbill ivory), please see further important information in paragraph (c) if you are proposing to import the **lot** into the USA. We will not be obliged to cancel your purchase and refund the **purchase price** if your **lot** may not be exported, imported or it is seized for any reason by a government authority. It is your responsibility to determine and satisfy the requirements of any applicable laws or regulations relating to the export or import of property containing such protected or regulated material.

(c) **US import ban on African elephant ivory**

The USA prohibits the import of ivory from the African elephant. Any **lot** containing elephant ivory or other wildlife material that could be easily confused with elephant ivory (for example, mammoth ivory, walrus ivory, helmeted hornbill ivory) can only be imported into the US with results of a rigorous scientific test acceptable to Fish & Wildlife, which confirms that the material is not African elephant ivory. Where we have conducted such rigorous scientific testing on a **lot** prior to sale, we will make this clear in the lot description. In all other cases, we cannot confirm whether a **lot** contains African elephant ivory, and you will buy that **lot** at your own risk and be responsible for any scientific test or other reports required for import into the USA at your own cost. If such scientific test is inconclusive or confirms the material is from the African elephant, we will not be obliged to cancel your purchase and refund the **purchase price**.

(d) **Lots of Iranian origin**

Some countries prohibit or restrict the purchase and/or import of Iranian-origin 'works of conventional craftsmanship' (works that are not by a recognised artist and/or that have a function, for example: carpets, bowls, ewers, tiles, ornamental boxes). For example, the USA prohibits the import of this type of property and its purchase by US persons (wherever located). Other countries only permit the import of this property in certain circumstances. As a convenience to buyers, Christie's indicates under the title of a **lot** if the **lot** originates from Iran (Persia). It is your responsibility to ensure you do not bid on or import a **lot** in contravention of the sanctions or trade embargoes that apply to you.

(e) **Gold**

Gold of less than 18ct does not qualify in all countries as 'gold' and may be refused import into those countries as 'gold'.

(f) **Jewellery over 50 years old**

Under current laws, jewellery over 50 years old which is worth £39,219 or more will require an export licence which we can apply for on your behalf. It may take up to eight weeks to obtain the export jewellery licence.

(g) **Watches**

Many of the watches offered for sale in this catalogue are pictured with straps made of endangered or protected animal materials such as alligator or crocodile. These lots are marked with the symbol ♥ in the catalogue. These endangered species straps are shown for display purposes only and are not for sale. Christie's will remove and retain the strap prior to shipment from the sale site. At some sale sites, Christie's may, at its discretion, make the displayed endangered species strap available to the buyer of the **lot** free of charge if collected in person from the sale site within one year of the date of the sale. Please check with the department for details on a particular **lot**.

For all symbols and other markings referred to in paragraph H2, please note that **lots** are marked as a convenience to you, but we do not accept liability for errors or for failing to mark **lots**.

I OUR LIABILITY TO YOU

(a) We give no **warranty** in relation to any statement made, or information given, by us or our representatives or employees, about any **lot** other than as set out in the **authenticity warranty** and, as far as we are allowed by law, all **warranties** and other terms which may be added to this agreement by law are excluded. The seller's **warranties** contained in paragraph E1 are their own and we do not have any liability to you in relation to those **warranties**.

(b) (i) We are not responsible to you for any reason (whether for breaking this agreement or any other matter relating to your purchase of, or bid for, any **lot**) other than in the event of fraud or fraudulent misrepresentation by us or other than as expressly set out in these Conditions of Sale; or

(ii) We do not give any representation, **warranty** or guarantee or assume any liability of any kind in respect of any **lot** with regard to merchantability, fitness for a particular purpose, description, size, quality, condition, attribution, authenticity, rarity, importance, medium, provenance, exhibition history, literature, or historical relevance. Except as required by local law, any **warranty** of any kind is excluded by this paragraph.

(c) In particular, please be aware that our written and telephone bidding services, Christie's LIVE™, **condition** reports, currency converter and saleroom video screens are free services and we are not responsible to you for any error (human or otherwise), omission or breakdown in these services.

(d) We have no responsibility to any person other than a buyer in connection with the purchase of any **lot**.

(e) If, in spite of the terms in paragraphs (a) to (d) or E2(i) above, we are found to be liable to you for any reason, we shall not have to pay more than the **purchase price** paid by you to us. We will not be responsible to you for any reason for loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, or expenses.

J OTHER TERMS

1 OUR ABILITY TO CANCEL

In addition to the other rights of cancellation contained in this agreement, we can cancel a sale of a **lot** if: (i) any of your warranties in paragraph E3 are not correct; (ii) we reasonably believe that completing the transaction is or may be unlawful; or (iii) we reasonably believe that the sale places us or the seller under any liability to anyone else or may damage our reputation.

2 RECORDINGS

We may videotape and record proceedings at any auction. We will keep any personal information confidential, except to the extent disclosure is required by law. However, we may, through this process, use or share these recordings with another **Christie's Group** company and marketing partners to analyse our customers and to help us to tailor our services for buyers. If you do not want to be videotaped, you may make arrangements to make a telephone or written bid or bid on Christie's LIVE™ instead. Unless we agree otherwise in writing, you may not videotape or record proceedings at any auction.

3 COPYRIGHT

We own the copyright in all images, illustrations and written material produced by or for us relating to a **lot** (including the contents of our catalogues unless otherwise noted in the catalogue). You cannot use them without our prior written permission. We do not offer any guarantee that you will gain any copyright or other reproduction rights to the **lot**.

4 ENFORCING THIS AGREEMENT

If a court finds that any part of this agreement is not valid or is illegal or impossible to enforce, that part of the agreement will be treated as being deleted and the rest of this agreement will not be affected.

5 TRANSFERRING YOUR RIGHTS AND RESPONSIBILITIES

You may not grant a security over or transfer your rights or responsibilities under these terms on the contract of sale with the buyer unless we have given our written permission. This agreement will be binding on your successors or estate and anyone who takes over your rights and responsibilities.

6 TRANSLATIONS

If we have provided a translation of this agreement, we will use this original version in deciding any issues or disputes which arise under this agreement.

7 PERSONAL INFORMATION

We will hold and process your personal information and may pass it to another **Christie's Group** company for use as described in, and in line with, our privacy notice at **www.christies.com/about-us/contact/privacy**.

8 WAIVER

No failure or delay to exercise any right or remedy provided under these Conditions of Sale shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

9 LAW AND DISPUTES

This agreement, and any non-contractual obligations arising out of or in connection with this agreement, or any other rights you may have relating to the purchase of a **lot** will be governed by the laws of England and Wales. Before we or you start any court proceedings (except in the limited circumstances where the dispute, controversy or claim is related to proceedings brought by someone else and this dispute could be joined to those proceedings), we agree we will each try to settle the dispute by mediation following the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure. We will use a mediator affiliated with CEDR who we and you agree to. If the dispute is not settled by mediation, you agree for our benefit that the dispute will be referred to and dealt with exclusively in the courts of England and Wales. However, we will have the right to bring proceedings against you in any other court.

10 REPORTING ON WWW.CHRISTIES.COM

Details of all **lots** sold by us, including **catalogue descriptions** and prices, may be reported on **www.christies.com**. Sales totals are **hammer price** plus **buyer's premium** and do not reflect costs, financing fees, or application of buyer's or seller's credits. We regret that we cannot agree to requests to remove these details from **www.christies.com**.

K GLOSSARY

auctioneer: the individual **auctioneer** and/or Christie's.

authentic: a genuine example, rather than a copy or forgery of:

(i) the work of a particular artist, author or manufacturer, if the **lot** is described in the **Heading** as the work of that artist, author or manufacturer;

(ii) a work created within a particular period or culture, if the **lot** is described in the **Heading** as a work created during that period or culture;

(iii) a work for a particular origin source if the **lot** is described in the **Heading** as being of that origin or source; or

(iv) in the case of gems, a work which is made of a particular material, if the **lot** is described in the **Heading** as being made of that material.

authenticity warranty: the guarantee we give in this agreement that a **lot** is **authentic** as set out in section E2 of this agreement.

buyer's premium: the charge the buyer pays us along with the **hammer price**.

catalogue description: the description of a **lot** in the catalogue for the auction, as amended by any saleroom notice.

Christie's Group: Christie's International Plc, its subsidiaries and other companies within its corporate group.

condition: the physical **condition** of a **lot**.

due date: has the meaning given to it in paragraph F1(a).

estimate: the price range included in the catalogue or any saleroom notice within which we believe a **lot** may sell. **Low estimate** means the lower figure in the range and **high estimate** means the higher figure. The **mid estimate** is the midpoint between the two.

hammer price: the amount of the highest bid the **auctioneer** accepts for the sale of a **lot**.

Heading: has the meaning given to it in paragraph E2.

lot: an item to be offered at auction (or two or more items to be offered at auction as a group).

other damages: any special, consequential, incidental or indirect damages of any kind or any damages which fall within the meaning of 'special', 'incidental' or 'consequential' under local law.

purchase price: has the meaning given to it in paragraph F1(a).

provenance: the ownership history of a **lot**.

qualified: has the meaning given to it in paragraph E2 and **Qualified Headings** means the section headed **Qualified Headings** on the page of the catalogue headed 'Important Notices and Explanation of Cataloguing Practice'.

reserve: the confidential amount below which we will not sell a **lot**.

saleroom notice: a written notice posted next to the **lot** in the saleroom and on **www.christies.com**, which is also read to prospective telephone bidders and notified to clients who have left commission bids, or an announcement made by the **auctioneer** either at the beginning of the sale, or before a particular lot is auctioned.

UPPER CASE type: means having all capital letters.

warranty: a statement or representation in which the person making it guarantees that the facts set out in it are correct.